Exhibit 10(a)(1)

December 4, 2008

Mr. John C. Sheptor

8016 Hwy 90A

Sugar Land, TX 77478

Re: Revised Term Sheet

Dear John:

As you may know, Section 409A was added to the Internal Revenue Code of 1986, as amended (the “Code”) and governs deferred compensation provided for under employment agreements. Generally, employment agreements that are subject to Code Section 409A must be revised for compliance with or exemption from Code Section 409A by December 31, 2008.

On October 21, 2007, you signed a Term Sheet that outlines the terms of your employment with respect to your transition from COO to CEO/President of Imperial Sugar (the “Term Sheet”). The Term Sheet with the cover letter created a legally binding agreement. Attached as Exhibit A to this letter, please find a revised version of the Term Sheet (the “Revised Term Sheet”). The Revised Term Sheet reflects the revisions we believe are necessary to ensure that the benefits provided thereunder fall within an exception to or comply with Code Section 409A.

The Revised Term Sheet reflects the following changes:

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Compensation Upon Termination Without Cause. The Code Section 409A Regulations provide an exemption for compensation paid upon an involuntary termination without cause. Out of an abundance of caution, the Revised Term Sheet uses the “involuntary” language.

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Compensation Upon Resignation with Good Reason. Pursuant to the “short term deferral” exception to Code Section 409A, compensation paid on or prior to the 15th day of the third month following the year in which the compensation is no longer subject to a substantial risk of forfeiture (the “Short Term Deferral Period”) is exempt from Code Section 409A. The Code Section 409A Regulations provide a “safe harbor” whereby compensation is considered subject to a substantial risk of forfeiture notwithstanding the fact that it is payable upon a resignation for good reason, so long as the good reason resignation is considered an “involuntary termination” under the Code Section 409A Regulations. The Code Section 409A Regulations provide that, to be considered an involuntary termination, the good reason resignation must include a “notice and cure” period and the good reason events must involve material adverse change. The Revised Term Sheet has been updated to fall within the safe harbor good reason resignation under the Code Section 409A Regulations. To that end, the notice and cure period set forth in the Code Section 409A Regulations has been incorporated into the Revised Term Sheet and one of the good reason events was modified to be consistent with the safe harbor. Thus, the good reason resignation provision of the Revised Term Sheet is intended to fall within the safe harbor definition of good reason resignation and takes advantage of the “short term deferral” exception to Code Section 409A.

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Outplacement. Payment of reasonable outplacement expenses incurred by an employee as a result of an involuntary termination will be exempt from Code Section 409A so long as certain time restrictions are met. The Revised Term Sheet mirrors the “involuntary” language and incorporates the time restrictions.

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Delay of Severance Payments. The Code Section 409A Regulations provide that Code Section 409A-compliant payments made to a “specified employee” (which would include you) upon a separation from service must be delayed until the earlier of (1) the specified employee’s death or (2) a date that is no later than six months from the date of the specified employee’s separation from service. The Revised Term Sheet reflects this language. As a practical matter, this “Delay of Severance Payments” provision will likely never be used, as most of the benefits paid under the Revised Term Sheet have been drafted to be exempt from Code Section 409A. (The only compensation/benefits that may be subject to Code Section 409A is the last 6 months of the 2 years of health benefits provided to you upon a termination without cause or a good reason quit.)

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Please indicate your acceptance of the terms and provisions of the Revised Term Sheet by signing both copies of this letter and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read the Revised Term Sheet in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you, and the Company. The Revised Term Sheet shall be governed and construed under the internal laws of the state of Texas to the extent not governed by federal law.

For your protection (in order to assure Code Section 409A compliance), the Revised Term Sheet must be signed and returned to me by December 31, 2008.

This letter may be executed in several counterparts. One or more counterparts of this letter may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

Very truly yours,

IMPERIAL SUGAR COMPANY

By:
Name: LOUIS T. BOLOGNINI
Title: Senior Vice President, Secretary and General Counsel

Agreed and Accepted:

JOHN C. SHEPTOR

Exhibit A

REVISED TERM SHEET

December 4, 2008

The terms of this Revised Term Sheet reflect changes made to clarify the intent of Imperial Sugar Inc. (the “Company”) and John C. Sheptor (“Executive”) to comply with or fall within an exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable guidance issued thereunder. The Revised Term Sheet supersedes the prior Term Sheet entered into on October 31, 2007 and the Change in Control Agreement by and between the Company and Executive entered into on December 3, 2008.

Company:	Imperial Sugar Company (the “Company”)

Executive:	John C. Sheptor

Position/Title:	President and Chief Executive Officer responsible for the day to day operations of the Company and reporting to the Board of Directors.

Term of Employment:	Executive will be an “at will” employee.

Compensation:	Annual Base Salary: $550,000 payable in accordance with normal payroll practices and procedures of the Company, subject to normal withholdings. Executive’s salary will be reviewed at least annually and may be increased on the basis of such reviews. Executive’s salary, however, may not be decreased without his written consent.

Annual Performance Bonus: Target bonus equal to 100 percent of salary paid during the year. The actual bonus earned and paid will be dependent on achievement of Company and individual performance objectives. The maximum bonus opportunity will be set at two (2) times the target. Thus, actual bonuses may range from zero to 200 percent of salary depending on performance achievement. Bonuses will be governed under a bonus plan that has been approved by the Board of Directors and shareholders. The bonus plan will be administered by the Executive Compensation Committee, the Board of Directors or another committee thereof, which will have full and final authority regarding the plan including the establishment of annual performance measures and goals and the assessment of performance results.

Periodic Long-Term Incentive Grants: The Executive will be eligible for periodic grants of long-term incentives. Such grants will be made at the discretion of the Executive Compensation Committee of the Board of Directors and will be made pursuant to a long-term incentive plan (the “Long Term Incentive Plan”) that has been approved by shareholders. The terms and conditions of grants will be established by the Committee at the time of each such grant.

CONFIDENTIAL

While recent grants have been in the form of restricted stock, future awards, at the discretion of the Committee, may be in any form permitted under the Long-Term Incentive Plan. The Long Term Incentive Plan permits the use of stock options, stock appreciation rights, stock, restricted stock, conditional stock units and cash.

Benefits: Executive will be provided with health and disability insurance and life insurance, retirement, vacation and similar non-cash and non-equity benefits available to other senior executives.

Compensation Upon Voluntary Termination:	Accrued but unpaid annual cash compensation and vacation days paid within thirty (30) days of the date of termination. All unvested equity grants and/or awards, including but not limited to, restricted stock will be cancelled. Vested but unexercised stock options, if any, shall also be cancelled. No provision will be made for severance.

Compensation Upon Involuntary Termination Without Cause:	Accrued but unpaid annual cash compensation and vacation days, plus a pro rata bonus for the year of termination, plus two (2) times the annual salary rate then in effect, all paid within thirty (30) days of the date of termination, plus continuation of Company-paid health insurance for up to two (2) years.

Compensation Upon Resignation with Good Reason:	Accrued but unpaid annual cash compensation and vacation days, plus a pro rata bonus for the year of termination, plus two (2) times the annual salary rate then in effect, all paid within thirty (30) days of the date of termination, plus continuation of Company-paid health insurance for up to two (2) years.

“Good Reason” means (i) any material breach by the Company of the provisions of this Revised Term Sheet or (ii) a material, adverse change in Executive’s authority, duties or responsibilities. Notwithstanding the foregoing, no compensation shall be paid with respect to a resignation for Good Reason unless Executive provides the Company written notice of the “Good Reason” event described in (i) or (ii) of the preceding sentence within ninety (90) days of the initial existence of the condition. Further, if the Company remedies the Good Reason event within thirty (30) days of such written notice, no compensation shall be paid for resignation for Good Reason.

Compensation in the Event Of a Change of Control:	In the event of a Change of Control as defined in the December 3, 2008 Change of Control Agreement, all equity grants previously made to the Executive will vest immediately. In addition, if within one year following the Change in Control, Executive resigns his employment with Good Reason or the Company terminates his employment without “Cause” (as defined below), he shall receive his Accrued but unpaid annual cash compensation and vacation days, plus a pro rata bonus for the year of termination, plus three (3) times

CONFIDENTIAL

the annual salary rate then in effect, all paid within thirty (30) days of the date of termination, plus continuation of Company-paid health insurance for up to two (2) years; notwithstanding the foregoing, in the event of a resignation for Good Reason, no compensation shall be paid unless Executive provides the Company with notice of the Good Reason event (as defined above) within ninety (90) days of the initial existence of the Good Reason event; provided further, no compensation shall be paid for resignation for Good Reason if the Company remedies the Good Reason event within thirty (30) days of the written notice from Executive of the existence of a Good Reason condition. If any payments under this provision would otherwise trigger the excise tax under Section 4999 of the Internal Revenue Code of 1986 (the “Code”), associated with “parachute payments” under code Section 280G, then such payments shall be reduced to an amount that equals one dollar less than the amount that would otherwise trigger such excise tax.

Compensation Upon Termination For Cause:	Accrued but unpaid annual cash compensation and vacation days, all paid within thirty (30) days of the date of termination. All options (if any) and restricted stock, whether or not vested, will be forfeited. The Company shall have “Cause” to terminate Executive’s employment with the Company: (i) if Executive fails to make a good faith effort to carry out any lawful directive of the Board or Executive’s supervisor which failure is not cured within five days of notice thereof, (ii) if Executive engages in any act which results in or may reasonably be expected to result in the Executive’s conviction, plea of guilty or no contest, or imposition of unadjudicated probation, for a felony or a crime (other than minor traffic violations) involving moral turpitude; (iii) if Executive uses alcohol, narcotics or other controlled substances which use is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair, the Executive’s performance of Executive’s duties to the Company; or (iv) if Executive engages in an act or acts of dishonesty which adversely affects or could reasonably be expected to adversely affect the Company.

Outplacement:	In the event Executive’s employment is involuntarily terminated without Cause or Executive resigns for Good Reason, the Company will provide outplacement assistance to the Executive through a nationally recognized firm such as Lee Hecht Harrison LLC; Challenger, Gray & Christmas, Inc.; or Drake Beam Morin, Inc. at a cost not to exceed $30,000. The assistance will be consistent with the standard program offered by the selected firm for top executives in transition and will include transition and job search coaching and counseling, resume preparation and temporary office facilities and support for use by the Executive. The outplacement expenses must be incurred by Executive no later than the December 31 of the second calendar year following the calendar year in which Executive’s termination occurs and must be paid by the Company no later than

CONFIDENTIAL

the last day of the third fiscal year following the fiscal year in which Executive’s termination occurs.

Delay of Severance Payments:	To the extent (i) any post-termination payments to which Executive becomes entitled under this Agreement or any agreement or plan referenced herein constitute deferred compensation subject to Code Section 409A and (ii) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payment will not be made or commence until the earliest of (x) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Treasury Regulations under Section 409A of the Code and any other guidance issued under Section 409A of the Code) with the Company; or (y) the date of Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, and payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this provision (together with reasonable accrued interest) will be paid to Executive or Executive’s beneficiary in one lump sum.

Compliance with Code Section 409A:	All references herein to Executive’s termination or resignation shall also constitute a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). In addition, the terms of this Revised Term Letter shall be construed and shall be paid in such as manner as to satisfy an exception to or be in compliance with Code Section 409A and the applicable guidance issued thereunder.